300 Tower Parkway
Lincolnshire, Illinois 60069

March 12, 2004

DEAR STOCKHOLDER:

     The Fortune Brands, Inc. 2004 Annual Meeting of Stockholders will be held at 1:30 p.m. (Central Daylight Time) on Tuesday, April 27, 2004 at the Marriott Lincolnshire, 10 Marriott Drive, Lincolnshire, Illinois. The sole purpose of the meeting is to consider the business described in the following Notice of Annual Meeting and Proxy Statement.

     It is important to ensure that your shares be represented at the meeting, whether or not you personally plan to attend. You can submit your proxy by using a toll-free telephone number or the Internet. Instructions for using these services are provided on the enclosed proxy form. If you decide to vote your shares using the enclosed proxy form, we urge you to complete, sign, date and return it promptly, using the enclosed postage paid return envelope.

Sincerely,

Norman H. Wesley
Chairman of the Board
      and Chief Executive Officer

300 Tower Parkway
Lincolnshire, Illinois 60069

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

March 12, 2004

     The Annual Meeting of Stockholders of Fortune Brands, Inc. (“Fortune Brands” or the “Company”) will be held at the Marriott Lincolnshire, 10 Marriott Drive, Lincolnshire, Illinois, at 1:30 p.m. (Central Daylight Time) on Tuesday, April 27, 2004, to consider and vote upon:

Item 1:	The election of three directors for a term expiring at the 2007 Annual Meeting or until their successors have been elected and qualified (see pages 3 to 23 of the Proxy Statement);

Item 2:	The ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent auditors for 2004 (see page 23 of the Proxy Statement);

Item 3:	If presented, a stockholder proposal entitled “Shareholder Vote on Poison Pills” (see pages 23 to 26 of the Proxy Statement);

and to transact such other business as may properly come before the meeting.

     If you hold common stock or $2.67 Convertible Preferred stock at the close of business on February 27, 2004, you will be entitled to vote at the Annual Meeting. Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet, or (3) by mail. For specific instructions, please refer to the next page of this Proxy Statement and the enclosed proxy form.

     We are also soliciting voting instructions from participants in the Fortune Brands Retirement Savings Plan, Fortune Brands Hourly Employee Retirement Savings Plan and Future Brands LLC Retirement Savings Plan who have invested in the Fortune Brands Stock Fund. We ask each plan participant to sign, date and return the enclosed proxy card, or provide voting instructions by telephone or through the Internet. The proxy card will serve as a voting instruction card when we forward it to the trustee.

Mark A. Roche

Senior Vice President, General Counsel
      and Secretary

This Proxy Statement and accompanying proxy are being distributed on or about March 12, 2004.

VOTING AND PROXIES

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for stockholders to act upon the matters outlined on the prior page and described in this Proxy Statement, including: (1) the election of directors, (2) the ratification of the appointment of our independent auditors, and (3) if presented, consideration of a stockholder proposal entitled “Shareholder Vote on Poison Pills.” In addition, management will respond to questions from stockholders.

Who is entitled to vote?

Only stockholders who own the Company’s common stock or $2.67 Convertible Preferred stock of record at the close of business on February 27, 2004 are entitled to vote. Each holder of common stock is entitled to one vote per share. Each holder of $2.67 Convertible Preferred stock is entitled to three-tenths (0.3) of one vote per share. There were 146,279,757 shares of common stock and 244,231 shares of $2.67 Convertible Preferred stock outstanding on February 27, 2004.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

How do I vote?

Record holders can vote by filling out the accompanying proxy and returning it in the postage paid return envelope. You can also vote by telephone or the Internet. Voting information is provided on the enclosed proxy.

If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process. Your broker or nominee might not be permitted to exercise voting discretion as to some of the matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares might not be voted on those matters and might not be counted in determining the number of shares necessary for approval. Therefore, please give voting instructions to your broker on all three voting items.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors and Items 2 and 3. We are not aware of any other matter that may be properly presented other than the election of directors and Items 2 and 3. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretion to vote in their best judgment.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your form of proxy or when you cast your proxy by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote FOR:

•	the election of directors;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004; and

AGAINST:

•	the stockholder proposal entitled “Shareholder Vote on Poison Pills.”

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the meeting does not revoke your proxy. However, you may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later dated proxy.

Will my vote be public?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspectors of Election and certain employees who must acknowledge their responsibility to keep your votes secret.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock and $2.67 Convertible Preferred stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How many votes are needed to approve an Item?

The election of directors will be approved by a plurality of the votes cast. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

The affirmative vote of a majority in voting power of the shares of common stock and $2.67 Convertible Preferred stock, voted together as one class, is necessary for approval of Items 2 and 3. Proxies marked as abstentions on these matters will not be voted and will have the effect of a negative vote.

What if I am a participant in the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan, or the Future Brands LLC Retirement Savings Plan?

We are also mailing this Proxy Statement and a voting instruction card to participants in the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan, and the Future Brands LLC Retirement Savings Plan who invest in the Fortune Brands Stock Fund under the Plans. The Trustee of the Plans, as record holder of Fortune Brands’ common stock held in the Plans, will vote whole shares attributable to your interest in the Fortune Brands Stock Fund in accordance with your directions given on the proxy card, by telephone or the Internet. If you invest in the Fortune Brands Stock Fund under the Plans and you sign and return the enclosed proxy card, we will forward it to the Trustee of the Plans. The proxy card will serve as instructions to the Trustee to vote the whole shares attributable to your interest in the manner you indicate on the card.

Item 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of 10 members and is divided into three classes, having three-year terms that expire in successive years. The term of office of directors in Class III expires at the 2004 Annual Meeting. The Board of Directors proposes that the three nominees described below, each of whom are currently serving as Class III directors, be re-elected to Class III for a new term of three years and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election. All nominees and all current Class I and Class II directors were elected by the stockholders, except that J. Christopher Reyes was elected by the Board as a Class I director effective December 10, 2002 and Pierre E. Leroy was elected by the Board as a Class I director on September 30, 2003.

Each of the nominees has consented to serve a three-year term. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The names of the nominees and Class I and Class II directors, along with their present positions, their principal occupations during the past five years, directorships held with other corporations, their ages and the year first elected as a director, are set forth below.

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director
NOMINEES FOR DIRECTORS — CLASS III DIRECTORS — TERM EXPIRING 2007
Anne M. Tatlock	Chairman and Chief Executive Officer of Fiduciary Trust Company International (global investment management services) since 2000; President and Chief Executive Officer of Fiduciary Trust Company International prior thereto. A Director and Vice Chairman of Franklin Resources, Inc. Also a director of American General Corporation and Merck & Co., Inc.	64	1996
Norman H. Wesley	Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. since December 1999; President and Chief Operating Officer of Fortune Brands, Inc. prior thereto. Also a director of R.R. Donnelley & Sons Company and Pactiv Corporation.	54	1999
Peter M. Wilson	Retired since March 2004; Chairman of Gallaher Group Plc (tobacco products) from January 2000 to March 2004; Chairman and Chief Executive of Gallaher Group Plc prior thereto. Also a director of Kesa Electricals plc and Somerfield plc.	62	1994
CLASS I DIRECTORS — TERM EXPIRING 2005
Thomas C. Hays	Retired since December 1999; Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. prior thereto.	68	1981
Gordon R. Lohman	Retired since 1999; Chairman and Chief Executive Officer of Amsted Industries Incorporated (railroad, construction and building market products) prior thereto. Also a director of Ameren Corporation.	69	1990

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director
J. Christopher Reyes	Co-Chairman of Reyes Holdings, L.L.C. (food and beverage distributor). Mr. Reyes is also a director of The Allstate Corporation and Wintrust Financial Corporation.	50	2002
Pierre E. Leroy	President, Worldwide Construction & Forestry Division and Worldwide Parts Division of Deere & Company (farming and lawn care product manufacturer) since December 2003; President, Worldwide Construction & Forestry Division and John Deere Power Systems from 2000 to December 2003; President, Worldwide Construction Equipment Division of Deere & Company prior thereto.	55	2003
CLASS II DIRECTORS — TERM EXPIRING 2006
Patricia O. Ewers	Retired since July 2000; President of Pace University prior thereto.	68	1991
Eugene A. Renna	Retired since January 2002; Executive Vice President of Exxon Mobil Corporation (oil and petroleum products) from December 1999 to January 2002; President and Chief Operating Officer of Mobil Corporation prior thereto. Also a director of Ryder System, Inc. and AK Steel Holding Corporation.	59	1998

David M. Thomas	Chairman of the Board and Chief Executive Officer of IMS Health Incorporated (pharmaceutical and healthcare information solution provider) since 2000; Senior Vice President and Group Executive of the Personal Systems Group of International Business Machines Corporation prior thereto. Mr. Thomas is also a director of The Trizetto Group, Inc. and The MONY Group Inc.	54	2000

Last year there were five meetings of the Board of Directors. Each director attended at least 75% of the total meetings of the Board of Directors and committees of the Board of Directors of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact, with the Chairman and others regarding matters of interest and concern to the Company.

For information on the beneficial ownership of securities of the Company by directors and executive officers, see “Certain Information Regarding Security Holdings” on pages 26 and 27.

Director Independence

All of the non-employee members of the Board of Directors have been determined by the Board to be independent as defined in the New York Stock Exchange listing standards and the Company’s Corporate Governance Principles. The members of the Audit Committee, Nominating and Corporate Governance Committee and Compensation and Stock Option Committee are all independent directors. Mr. Gordon R. Lohman has been elected as Lead Director to preside at all executive sessions of the Board.

Audit Committee Financial Expert

Each of the members of the Audit Committee (Pierre E. Leroy, J. Christopher Reyes, Anne M. Tatlock and David M. Thomas) is an audit committee financial expert as defined in Item 401(h)(1) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). Each Audit Committee member is also independent as defined in Section 303.01(B) of the New York Stock Exchange listing standards and as defined in Rule 10A-3 under the Exchange Act.

Stockholder Communication

The Board of Directors and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chairman and Chief Executive Officer or the Secretary’s Department, 300 Tower Parkway, Lincolnshire, Illinois 60069. Stockholders who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary’s Department at the address above. The Secretary will forward communications intended for the Board to Mr. Gordon R. Lohman as Lead Director or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in his discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Annual Meeting Attendance

The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, although all directors are strongly encouraged to attend. At the 2003 Annual Meeting of Stockholders, all but one director were present.

Committees

The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation and Stock Option Committee, a Nominating and Corporate Governance Committee and a Corporate Responsibility Committee.

Executive Committee
Members	Messrs. Hays, Lohman, Wilson and Wesley and Mrs. Tatlock
Number of Meetings Last Year	One
Primary Functions	Has all the power of the full Board except for specific powers which by law must be exercised by the full Board.
Audit Committee
Members	Messrs. Leroy, Reyes and Thomas and Mrs. Tatlock
Number of Meetings Last Year	Four (The Committee also had several teleconferences to review and discuss press releases and quarterly SEC reports.)
Primary Functions
1.   Retains, subject to stockholder ratification, a firm of independent auditors to audit our financial statements and approves the scope of the firm’s audit;
2.  Reviews reports and recommendations of our independent auditors;
3.  Reviews the scope of all internal audits and related reports and recommendations;
4.  Pre-approves all audit and non-audit services provided by our independent auditors;
5.  Monitors integrity of financial statements;
6.  Monitors compliance with financial reporting requirements;
7.  Monitors the independence and performance of our independent auditors and the performance of our internal auditors;
8.  Discusses the Company’s financial statements and its quarterly and annual reports to be filed with the Securities Exchange Commission (the “SEC”);
9.  Reviews the Company’s policies regarding risk assessment and risk management; and
10. Establishes procedures for receiving and responding to concerns regarding accounting and auditing matters.

Compensation and Stock Option Committee
Members	Messrs. Lohman, Renna and Reyes and Dr. Ewers
Number of Meetings Last Year	Five
Primary Functions
1.   Administers our Long-Term Incentive Plans;
2.  Designates key employees who may be granted stock options, performance awards and other stock-based awards;
3.  Designates the number of shares that may be granted to a key employee, within specified limits;
4.  Reviews and approves compensation and goals for the chief executive officer and evaluates his or her performance, in consultation with the Company’s independent directors;

5.  Sets compensation for our officers who hold the office of Vice President or a more senior office and recommends compensation levels for the Chief Executive Officers of our operating subsidiaries;
6. Determines the incentive compensation award for those senior officers under the Annual Executive Incentive Compensation Plan;
7. Retains any compensation consultants to assist in the evaluation of senior executive compensation and benefits; and
8. Oversees management’s administration of supplemental retirement and other benefit arrangements, compensation agreements and severance agreements for executive officers.

Nominating and Corporate Governance Committee
Members	Messrs. Leroy, Lohman, Renna and Thomas and Mrs. Tatlock
Number of Meetings Last Year	Four
Primary Functions
1.  Recommends nominees for election as members of the Board of Directors;
2. Recommends directors for membership on the Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee, including their Chairmen;
3. Recommends directors and executive officers for membership on other committees established by the Board of Directors;
4. Recommends compensation arrangements for non-employee directors;
5. Develops and recommends a set of corporate governance principles designed to foster an effective corporate governance environment;
6. Administers our 2002 Non-Employee Director Stock Option Plan and the Stock Plan for Non-employee Directors;
7. Reviews the charters of Board committees; and
8. Manages the performance review process of the Board, its committees and management.

Corporate Responsibility Committee
Members	Dr. Ewers, Messrs. Hays, Wilson and Mr. Clarkson Hine (Vice President-Corporate Communications)
Number of Meetings Last Year	Four
Primary Functions
Reviews and recommends to the Board policies on the Company’s responsibilities to its employees and the community, such as: employee safety, diversity and equal opportunity; philanthropic activities; and the effect of Company operations on the environment.

Nomination Process

The primary functions of the Nominating and Corporate Governance Committee and a list of the Committee members (all of whom have been determined by the Board to be independent as defined by the New York Stock Exchange Listing Rules) are provided above. The Nominating and Corporate Governance Committee Charter in its entirety and an updated list of the Committee members is available on the Company’s website at www.fortunebrands.com.

The Nominating and Corporate Governance Committee establishes the process by which the Board of Directors exercises its duties for overseeing the performance of the Company’s management for the benefit of its stockholders and the maximization of stockholder value. Specific duties and responsibilities of the Nominating and Corporate Governance Committee include annually assessing the size and composition of the Board, defining director qualifications as well as criteria for director independence and the selection of director candidates to be recommended to the Board.

The Committee, when identifying and evaluating candidates, first determines whether there are any evolving needs of the Board that require an expert in a particular field to fill that need. The Committee then may retain a third-party search firm to locate candidates that meet the needs of the Board at that time. The firm provides information on a number of candidates, which the Committee discusses. The Committee chair and some or all of the members of the Committee will interview potential candidates that are deemed appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the standards set forth in the Company’s Corporate Governance Principles, it will vote to recommend to the Board of Directors the nomination of the candidate.

The policy of the Nominating and Corporate Governance Committee is to consider director candidates recommended by stockholders if properly submitted to the Nominating and Corporate Governance Committee. Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Board of Directors can do so by writing to the Secretary of Fortune Brands, Inc. at 300 Tower Parkway, Lincolnshire, Illinois 60069. Recommendations must include the proposed nominee’s name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. Our Restated Certificate of Incorporation also contains a procedure for direct nomination of directors by stockholders (see page 28 of this Proxy Statement). The Nominating and Corporate Governance Committee will then consider the candidate and the candidate’s qualifications. The Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination. The Committee may then interview the candidate if the Committee deems the candidate to be appropriate. The Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Nominating and Corporate Governance Committee believes that it is necessary for our directors to possess many qualities and skills. When searching for new candidates, the Committee considers the evolving needs of the Board and looks for candidates that fill any future gap. The Committee believes that all directors must possess a considerable amount of business management and educational experience as well as meet the standards established by the Committee pursuant to the Company’s Corporate Governance Principles. In developing these standards, the Committee considers issues of judgment, diversity, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee’s nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Committee under the Company’s Corporate Governance Principles.

Director Compensation

Cash Compensation. Each non-employee director of Fortune Brands, Inc. is paid an annual fee of $50,000 for services as a director and an additional $1,000 for each committee meeting attended. Members of the Audit Committee also receive an additional $7,500 for service on the Audit Committee. Messrs. Lohman and Thomas, Mrs. Tatlock and Dr. Ewers receive an additional $15,000 for service as a chairperson of the Compensation and Stock Option, Audit, Nominating and Corporate Governance and Corporate Responsibility committees, respectively.

The Company has an agreement with Mr. Lohman to defer payment of the fees to which he is entitled as a director, including any fees for committee service, until the January following his retirement from the Board. Interest on the deferred amounts is accrued quarterly based on the average quarterly treasury bill rate.

Insurance. Directors traveling on Company business are covered by our business travel accident insurance policy which generally covers all Company employees and directors. We also pay the cost of group life insurance coverage for non-employee directors. The annual cost of group life insurance for 2003 was less than $2,300 for each of our current non-employee directors.

2002 Non-Employee Director Stock Option Plan. Each non-employee director who was first elected to the Board of Directors after April 30, 1997 is eligible to receive an annual grant of nonqualified stock options to purchase 2,500 shares of our common stock under our stockholder-approved 2002 Non-Employee Director Stock Option Plan. Under the terms of the 2002 Non-Employee Director Stock Option Plan:

(i)	the option price per share shall not be less than fair market value at the time the option is granted;

(ii)	the option does not become exercisable until the holder has been a director for at least one year after the date of grant (except in the case of death or a change in control of Fortune Brands, Inc.) and may generally be exercised for 10 years from the date of grant;

(iii)	if the holder ceases to be a director by reason of death, disability or retirement after five or more years of service, the option will continue to be exercisable until the expiration date set forth in the option agreement, provided that an option may be exercised within one year from the date of death even though beyond the expiration date; and

(iv)	if the holder ceases to be a director for any other reason, the option shall terminate and cease to be exercisable 30 days after cessation of service, except in the event of a change in control of Fortune Brands, Inc.

The Nominating and Corporate Governance Committee may also grant option awards of less than 2,500 shares to reflect partial years of service by directors who are appointed after the date of the Company’s annual stockholders meeting.

The 2002 Non-Employee Director Stock Option Plan provides that each option has a limited right that, in the event of a change in control of Fortune Brands, Inc., is exercised automatically unless the Nominating and Corporate Governance Committee determines that the limited right is exercisable at some other time. This limited right entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and the greater of:

(i)	the highest price per share paid for shares of our common stock acquired in the change in control; and

(ii)	the highest market value of shares of our common stock during the 60-day period beginning on the date of the change in control.

The option will be canceled to the extent of the exercise of the limited right.

Retirement Benefit for Directors Elected Prior to April 30, 1997. Each non-employee director who was elected to the Board of Directors prior to April 30, 1997 and who voluntarily retires or decides not to stand for re-election as a director will receive an annual retirement benefit equal to the annual director’s fee in effect at the time of retirement. This amount will be paid for as many years as the director served on the Board. This amount does not include fees for committee service or for service on subsidiaries’ boards of directors. The retirement benefit is payable beginning in the year in which such director retires or attains age 65, whichever occurs later. In the event of the director’s death after retirement, the benefit continues to be paid to the director’s beneficiary until payments have been made for as many years as the director served on the Board. The benefit will be paid to the director’s beneficiary if the director dies prior to retirement and has completed at least three years of service.

The Non-Employee Director Stock Option Plan (the predecessor to the 2002 Non-Employee Director Stock Option Plan) was adopted as a substitute for the retirement benefit program described above. Directors elected prior to April 30, 1997 had the option to continue to receive years of credit for this retirement benefit or to receive an annual option grant under the Non-Employee Director Stock Option Plan. All of the current directors receive an annual option grant under the 2002 Non-Employee Director Stock Option Plan and there are no directors accruing additional years of credit under the retirement benefit program.

Stock Plan for Non-employee Directors. Each non-employee director receives 550 shares of our common stock each year under the Stock Plan for Non-employee Directors. The Company has an agreement with Mr. Lohman to defer payment of these shares until the January following his retirement from the Board. While receipt of the shares is deferred, dividends are also deferred and accrue interest quarterly from the dates such dividends would have been paid at a rate equal to the average quarterly treasury bill rate.

Matching Gifts. Directors are covered under our matching gift program. Under this program, the Company makes a 100% match of gifts totaling up to $5,000 annually by the director to an eligible charitable institution.

Charitable Award Program. Each current director who is not an officer or employee of the Company is covered under our charitable award program for non-employee directors. Under the program, the Company makes contributions of up to $500,000 for each director to a charitable, educational or other qualified organization designated by the director. The contribution is made after the death of the director. The Company has life insurance to reimburse itself for the $500,000 contributions to be made for each director except for Messrs. Reyes and Leroy. For Messrs. Reyes and Leroy, the Company annually records a $100,000 expense until the obligation is fully reserved. Mr. Wilson does not participate in this program. On December 9, 2003, the Board of Directors approved the elimination of this program. Directors first elected on or prior to December 9, 2003 will still be covered under this program.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and executive officer of the Company who is subject to Section 16 of the Exchange Act is required to file with the SEC reports regarding their ownership and changes in ownership of our equity securities. Reports received by the Company indicate that all these directors and executive officers have filed all requisite reports with the SEC on a timely basis during or for 2003.

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned by the five most highly compensated executive officers during each of our past three fiscal years:

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensa- tion ($)(1)	Securities Underlying Options/ SARs(#)	LTIP Payout ($)(2)	All Other Compensa- tion ($)(3)
Norman H. Wesley Chairman of the Board and Chief Executive Officer	2003 2002 2001	1,000,000 950,000 900,000	1,217,200 1,548,000 722,200	309,866 359,188 338,871	190,000 190,000 190,000	3,876,192 1,611,039 721,911	270,586 201,300 160,847
Craig P. Omtvedt Senior Vice President and Chief Financial Officer	2003 2002 2001	515,000 495,000 475,000	405,614 521,900 275,000	149,107 83,593 126,588	95,000 95,000 95,000	1,676,467 698,117 510,399	113,255 94,496 89,438
Mark A. Roche Senior Vice President, General Counsel and Secretary	2003 2002 2001	422,000 405,000 390,000	302,152 388,200 184,100	96,914 81,454 107,270	60,000 60,000 60,000	1,036,867 429,610 308,068	87,668 134,361 119,833
Mark Hausberg Senior Vice President — Finance and Treasurer	2003 2002 2001	305,000 295,000 285,000	218,380 282,800 134,500	67,796 59,902 44,654	28,000 30,000 30,000	474,805 198,704 128,767	66,120 54,778 43,301
Christopher J. Klein Senior Vice President — Strategy and Corporate Development	2003	237,371	250,600	0	60,000	339,167	23,432

Footnotes to Summary Compensation Table

(1)	The executive officers named above (except for Mr. Klein) are not covered under the Company’s tax qualified defined benefit pension plan and contributions for them to the Company’s defined contribution plan are reduced due to Internal Revenue Code limitations. As such, their pension benefits are provided under our Supplemental Plan and the amounts that we are not able to contribute on their behalf to our defined contribution plan are also credited to them under the Supplemental Plan. We make after-tax contributions to trusts to fund these benefits. We also fund the tax withholding associated with these contributions in order to provide the benefit outlined in the Pension Plan table on page 16. These arrangements have been approved by stockholders.

The amount we list above in the “Other Annual Compensation” column includes the following amounts provided to the executive for tax withholding:

	2003	2002	2001
Norman H. Wesley	$203,520	$309,166	$324,805
Craig P. Omtvedt	103,024	48,227	102,832
Mark A. Roche	68,555	60,108	93,829
Mark Hausberg	54,679	50,980	39,027

Also included in the Other Annual Compensation column for 2003 are the following dividends paid on performance awards under the Company’s Long-Term Incentive Plans: $106,346 for Mr. Wesley; $46,083 for Mr. Omtvedt; $28,359 for Mr. Roche and $13,117 for Mr. Hausberg.

(2)	The amount we list in the “LTIP Payout” column is the value of performance awards for the performance period that ended in the year reported. For example, the amount for 2003 includes the performance awards paid in 2004 based upon targets achieved for the 2001-2003 period. Executive officers who meet certain internal share ownership guidelines are eligible to receive the performance awards, which are denominated in shares, in cash. For the award paid in 2004, the full amount was paid in cash to Messrs. Wesley, Omtvedt, Roche and Hausberg. Mr. Klein received his full award in shares.

(3)	The amount we list in the “All Other Compensation” column includes: (a) Company contributions to the tax qualified defined contribution plan of the Company, (b) supplemental profit-sharing amounts under the Company’s Supplemental Plan, and (c) the value of premiums paid by the Company under split-dollar life insurance and other life insurance programs. We describe these benefits below.

(a)	Defined Contribution Plan Contributions. Company contributions for 2003 to the Company’s tax qualified defined contribution plan were $21,980 for each of Messrs. Wesley, Omtvedt, Roche and Hausberg and $18,293 for Mr. Klein.

(b)	Supplemental Plan. The Supplemental Plan credits certain executives with amounts that would have been contributed to their accounts under the profit-sharing formula set forth in our tax qualified defined contribution plan but could not be contributed because of Internal Revenue Code limitations. Supplemental profit-sharing credits earned under our Supplemental Plan for 2003 were: $225,828 for Mr. Wesley; $80,493 for Mr. Omtvedt; $58,688 for Mr. Roche; $37,295 for Mr. Hausberg; and $3,594 for Mr. Klein.

In order to fund the Company’s obligations to provide these supplemental profit-sharing benefits under the Supplemental Plan, the Company made contributions in 2003 to fund supplemental profit-sharing credits earned for 2002 in the following amounts under trust funding arrangements approved by stockholders: $95,920 for Mr. Wesley; $37,139 for Mr. Omtvedt; $25,351 for Mr. Roche; and $14,955 for Mr. Hausberg. The Company funds only an amount sufficient to provide the expected after-tax profit-sharing benefit. These contributions to the trusts are not listed in the “All Other Compensation” column, because they were made to fund supplemental profit-sharing credits that are already disclosed in the “All Other Compensation” column.

The Company made additional contributions in 2003 in the following amounts to the trusts to fund its obligations for supplemental pension benefits under the Company’s Supplemental Plan: $240,454 for Mr. Wesley, $128,571 for Mr. Omtvedt, $69,288 for Mr. Roche and $60,979 for Mr. Hausberg. These contributions are not listed in the “All Other Compensation” column because they were made to fund supplemental retirement benefits already disclosed in the Pension Plan table on page 16.

(c)	Split-Dollar Life Insurance Program. The Company provides a split-dollar life insurance program for certain executive officers, including Messrs. Wesley, Omtvedt, Roche and Hausberg. All insurance proceeds from the split-dollar life insurance program that exceed the executive’s death benefit are payable to the Company, and the program is designed for the Company to recover at least its aggregate premium cost. The Company elected to prepay its share of the full premiums for the policies covering the executives identified above in two annual installments when the executives first became covered under the program. Mr. Wesley became covered under the program in 1999 and Messrs. Omtvedt, Roche and Hausberg became covered in 1997. Additional split-dollar life insurance was obtained in 1998 and 2000 for Mr. Omtvedt and in 2001 for Mr. Roche in order to provide for increased death benefits attributable to salary increases. The Company’s share of the premiums for the increased insurance obtained for Mr. Omtvedt in 2000 was paid in two annual installments, in 2000 and 2001. The Company’s share of the premiums for the insurance obtained for Mr. Roche in 2001 was also paid in two installments, in 2001 and 2002.

The amounts set forth in the “All Other Compensation” column for 2001 for Messrs. Omtvedt and Roche and for 2002 for Mr. Roche include the dollar value of insurance premiums paid by the Company in those years for split-dollar insurance, as reduced by the projected refund to the Company on the maturity of the policy calculated on an actuarial basis.

Additional Life Insurance Program. The Company provides an additional life insurance program for certain executive officers, including Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein. The amounts set forth in the “All Other Compensation” column for 2003 for Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein include the dollar value of insurance premiums paid by the Company in 2003. These amounts are: $21,378 for Mr. Wesley; $9,382 for Mr. Omtvedt; $5,600 for Mr. Roche; $5,445 for Mr. Hausberg; and $1,545 for Mr. Klein. In addition, the amounts set forth in the “All Other Compensation” column for 2003 include income of $1,400 for each of Messrs. Wesley, Omtvedt, Roche and Hausberg related to reimbursement of long-term disability insurance premiums.

The following table provides information on grants of stock options made in 2003:

Option/SAR Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date(2)	Grant Date Present Value ($)(3)
Norman H. Wesley	190,000	6.6	57.46	9/29/13	2,553,600
Craig P. Omtvedt	95,000	3.3	57.46	9/29/13	1,276,800
Mark A. Roche	60,000	2.1	57.46	9/29/13	806,400
Mark Hausberg	28,000	1.0	57.46	9/29/13	376,320
Christopher J. Klein	60,000	2.1	57.46	9/29/13	806,400

(1)	All options are for shares of common stock of the Company. No stock appreciation rights (“SARs”) were granted during 2003. Options are generally not exercisable for one year after the date of grant. The options granted during 2003 become exercisable in three equal annual installments beginning one year after the date of grant.

(2)	The 1999 and 2003 Long-Term Incentive Plans provide that each option shall have a limited right (“Limited Right”) which generally is exercised automatically on the date of change in control of the Company. The Limited Right generally entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and (a) the fair market value of such shares at the date of exercise of the Limited Right if the option is an incentive stock option and (b) if the option is a nonqualified stock option, the greater of (i) the highest price per share paid for the shares of common stock of the Company acquired in the change in control and (ii) the highest market value of shares of common stock during a specified period prior to the time of exercise. The option is canceled to the extent of the exercise of the Limited Right.

(3)	Grant Date Present Value is determined using the Black-Scholes option pricing model based on the following assumptions:

(a)	an expected option term of four and a half years which reflects a reduction of the actual ten-year term of an option based on historical data regarding the average length of time an optionee holds the option before exercising;

(b)	a risk-free weighted-average rate of return of 2.81%, the rate of a five-year U.S. Treasury Zero Coupon Bond corresponding to the expected option term;

(c)	stock price volatility of 29.41% based on daily closing stock market quotations for the period March 1999 to September 2003; and

(d)	a yield of 2.1% based on the annual dividend rate of $1.20 per share at the date of grant.

The Grant Date Present Values in the table are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

The following table provides information concerning exercise of stock options made during 2003 by each of the following most highly compensated executive officers:

Aggregated Option/SAR Exercises in Last Fiscal Year and
Fiscal Year-End Option/SAR Values(1)

Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)	Number of Securities Underlying Unexercised Options/ SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options/ SARs at FY-End ($) Exercisable/ Unexercisable
Norman H. Wesley	58,593	1,798,335	603,801/379,999	23,719,788/7,999,605
Craig P. Omtvedt	64,826	2,531,713	154,007/189,999	5,228,672/3,999,783
Mark A. Roche	66,016	2,123,911	148,944/120,000	5,767,997/2,526,200
Mark Hausberg	37,250	1,387,787	124,271/58,000	4,794,228/1,235,040
Christopher J. Klein	0	0	0/60,000	0/841,800

(1)	No SARs were exercised during 2003 and no SARs were outstanding as of February 2, 2004.

The following table provides information concerning long-term compensation awards made during 2003 to the following most highly compensated executive officers:

Long-Term Incentive Plan — Awards in Last Fiscal Year
Performance Period 2004–2006

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
Norman H. Wesley	40,000	3 yrs.	20,000	40,000	60,000
Craig P. Omtvedt	16,500	3 yrs.	8,250	16,500	24,750
Mark A. Roche	10,500	3 yrs.	5,250	10,500	15,750
Mark Hausberg	4,000	3 yrs.	2,000	4,000	6,000
Christopher J. Klein	10,500	3 yrs.	5,250	10,500	15,750

(1)	Performance share awards were granted for the January 1, 2004–December 31, 2006 performance period. These figures represent the number of shares that will be awarded upon attainment of the average consolidated return on equity and cumulative increase in diluted earnings per share targets for the performance period 2004-2006.

The number of shares of common stock to be delivered for the performance period 2004-2006 is based on the level of achievement of specified operating goals of the Company and its consolidated subsidiaries during the performance period. The target number of shares will be earned if 100% of the targeted average consolidated return on equity and cumulative diluted earnings per share are achieved and an additional amount of shares will be paid if the targeted goals are exceeded, but the maximum number of shares paid will not exceed 150% of the target amount. The threshold amount will be earned at the achievement of approximately 90% of the targeted average consolidated return on equity and cumulative diluted earnings per share. In addition, cash dividend equivalents will be paid, but only to the extent that the performance goals are achieved.

Retirement Plans

The following table sets forth the highest estimated annual retirement benefits payable to persons in the specified compensation and years of service classifications upon retirement at normal retirement date, assuming election of an annuity for the life of the employee only, under the plans of the Company under which executive officers of the Company would be entitled to benefits:

	Pension Plan Table Estimated Annual Retirement Benefits for Representative Years of Credited Service
Remuneration	10	15	20	25	30	35
$ 500,000	$87,500	$131,250	$156,250	$187,500	$225,000	$262,500
600,000	105,000	157,500	187,500	225,000	270,000	315,000
700,000	122,500	183,750	218,750	262,500	315,000	367,500
800,000	140,000	210,000	250,000	300,000	360,000	420,000
900,000	157,500	236,250	281,250	337,500	405,000	472,500
1,000,000	175,000	262,500	312,500	375,000	450,000	525,000
1,100,000	192,500	288,750	343,750	412,500	495,000	577,500
1,200,000	210,000	315,000	375,000	450,000	540,000	630,000
1,300,000	227,500	341,250	406,250	487,500	585,000	682,500
1,400,000	245,000	367,500	437,500	525,000	630,000	735,000
1,600,000	280,000	420,000	500,000	600,000	720,000	840,000
1,800,000	315,000	472,500	562,500	675,000	810,000	945,000
2,000,000	350,000	525,000	625,000	750,000	900,000	1,050,000
2,200,000	385,000	577,500	687,500	825,000	990,000	1,155,000
2,400,000	420,000	630,000	750,000	900,000	1,080,000	1,260,000
2,600,000	455,000	682,500	812,500	975,000	1,170,000	1,365,000

The estimated retirement benefits in the preceding table include any offset for Social Security benefits. The compensation covered by the plans that provide retirement benefits to executive officers generally includes the categories of “Salary” and “Bonus” from the Summary Compensation Table shown above on page 12, averaged over the five highest consecutive years. The years of service of Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein are 19, 14, 22, 10 and 1, respectively. Mr. Roche, who joined our employ in 1988, has a special retirement arrangement which credits him with service since 1981 in order to recognize that he devoted full time to our legal affairs from 1981 through 1988 while with an outside law firm.

Supplemental Plan. All of the executive officers named in the Executive Compensation Table on page 12 participate in the Supplemental Plan. Messrs. Wesley, Omtvedt, Roche and Hausberg are accruing benefits after 1995 solely under the Supplemental Plan rather than the Company’s tax qualified Retirement Plan. The Supplemental Plan provides that certain senior officers of Fortune Brands, Inc. will receive an annual benefit equal to 52-1/2% of average compensation during the five highest-paid consecutive years of employment if designated by the Compensation and Stock Option Committee to receive this benefit. Messrs. Wesley, Omtvedt, Roche and Hausberg are entitled to this retirement benefit. This 52-1/2% benefit is reduced by 1-1/2% of such average compensation for each year that the officer retires prior to age 65 unless he has completed 35 years of service. The benefit is also reduced by benefits under the Fortune Brands Pension Plan and the retirement plans of our subsidiaries and any prior employer.

The Supplemental Plan also pays the difference between the benefits payable under our tax qualified Retirement Plan and the amount that would be payable under our tax qualified Retirement Plan formula in excess of the Internal Revenue Code limit on the amount of annual benefits that may be paid from a tax qualified Retirement Plan. The current Internal Revenue Code limit is the lesser of $165,000 or the employee’s average annual compensation during the three highest-paid consecutive years of employment. The Internal Revenue Code also provides that benefits under tax qualified plans cannot be based on compensation in excess of a certain limit, currently $205,000. The Supplemental Plan provides the difference between the amount paid under our tax qualified plans and the amount that would have been paid if the limit on compensation were not included therein. In calculating benefits, no credit is given for service in excess of 35 years.

Agreement with Mr. Wesley. Mr. Wesley has an agreement that his average annual compensation under the Supplemental Plan will be determined using his three highest-paid consecutive calendar years of employment rather than five. If Mr. Wesley becomes disabled or dies prior to normal retirement age of 65, his employment is terminated for reasons other than cause, or Mr. Wesley terminates his employment for good reason (as defined in the agreement), Mr. Wesley’s compensation at the date of his retirement will be deemed to have continued until his normal retirement age for purposes of calculating this retirement benefit.

Change in Control Agreements. We have agreements with Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein to provide each of them with benefits if they are terminated following a change in control of Fortune Brands, Inc. Each agreement states that if, subsequent to a change in control, (1) Fortune Brands, Inc. terminates the officer’s employment for a reason other than disability or cause, or (2) the officer decides to terminate his employment for good reason (as defined in the agreement), the officer will receive:

(i)	three years of base salary, three times the amount of his annual incentive compensation award and defined contribution plan allocation (and the supplemental profit-sharing allocation under the Supplemental Plan);

(ii)	three additional years of service and earnings credit under our retirement plans and agreements; and

(iii)	three additional years of coverage under our life, health, accident, disability and other employee plans.

If the special excise tax under Section 280G of the Internal Revenue Code applies, the agreements provide that we will restore amounts lost by the executive officer. The Company has established a “rabbi” trust with a bank for the purpose of paying such amounts. The executive officer would also be entitled to retain his split-dollar life insurance policy in order to provide his death benefit, but any insurance proceeds after death in excess of the death benefit will be returned to the Company. Any amounts payable under these change in control agreements are reduced by amounts payable under the severance agreements referred to below.

Severance Agreements. We have agreements with Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein, to provide each of them with severance benefits without regard to a change in control if Fortune Brands, Inc. terminates their employment for reasons other than disability or cause or if they terminate their employment for “good reason” (as defined in the agreement). The severance agreements provide the same benefits as those described above for a termination of employment following a change in control except that the multiplier is three in the case of Mr. Wesley and two in the case of Messrs. Omtvedt, Roche, Hausberg and Klein.

Report of the Compensation and Stock Option Committee on Executive Compensation

The Company’s executive compensation program (the “Program”) assists the Company in attracting, motivating and retaining executives that it needs in order to maximize its return to stockholders.

Toward that end, the Program provides:

(i)	competitive levels of salary and total compensation;

(ii)	annual incentive compensation that varies with the annual financial performance of the Company and its various operating companies established for each executive; and

(iii)	long-term incentive compensation to reward long-term financial performance.

The Company provides levels of total compensation for executive officers that are competitive with compensation for executives with comparable responsibilities in corporations of similar size. The Company derives the competitive information from a variety of sources, including surveys of compensation awarded by large, publicly-held corporations. Hewitt Associates, the outside consultant of the Compensation and Stock Option Committee (the “Committee”), and Towers Perrin conducted these surveys. Most of the companies in the survey group are in the S&P 500 and some are in the Peer Group Index described on pages 20 and 21. The Committee relies on a broad array of companies for comparative analysis of executive compensation because it believes that the Company’s competitors for executive talent are more varied than the Peer Group.

The Program consists of three basic elements — base salaries, annual incentive bonuses and long-term incentives. The Company designs the long-term incentive plans covering its executive officers to ensure that the level of incentive compensation changes to reflect the profitability of the Company and its various operating companies and the performance of the Company’s common stock. In addition, these plans as well as the annual incentive bonus program provide the flexibility to reward executives based on their individual performances.

Committee Responsibilities

Under the Company’s By-laws and Committee Charter, the Committee has the following responsibilities: (i) reviews and approves compensation and goals for the CEO and evaluates his or her performance; (ii) approves the salaries of Vice Presidents and more senior officers; (iii) selects annual corporate performance measures and determines bonuses under the Annual Executive Incentive Compensation Plan; (iv) grants awards under the Company’s 1999 and 2003 Long-Term Incentive Plans, which in 2003 consisted of stock options and performance share awards; and (v) reviews the design of and makes recommendations regarding the Company’s executive compensation programs, and assesses their competitiveness and effectiveness.

Each of the elements of the Program is described in the report below, including a discussion of the specific actions taken by the Committee for 2003 concerning the Chief Executive Officer and other executive officers.

Base Salaries

In determining salary adjustments for the Chief Executive Officer and other executive officers, the Committee sought to maintain salary levels that are competitive with the survey group. The salary increase for the Chief Executive Officer for 2003 was 5.3%, which placed the Chief Executive Officer in the third quartile (the fourth quartile being the highest) of the survey group. The average salary increase for the Company’s executive officers during 2003 was 4.6%, excluding an executive officer who did not receive a 2003 increase because the officer joined the Company in the second quarter of 2003. The average salary increase for the survey group was 4.1%. The salary levels of the Company’s executive officers were within the third quartile of the survey group.

Annual Incentive Bonuses

The Company’s Annual Executive Incentive Compensation Plan, which was approved by stockholders in 1997, covers officers holding the office of Vice President and above. In January 2003, the Committee established an incentive bonus fund for the year equal to 2.5% of adjusted net income (defined as the Company’s income from continuing operations). The Company determined net income in accordance with generally accepted accounting principles, as reflected in the audited consolidated statement of income for 2003. The net income is then adjusted by the Company’s independent accountants to:

(i)	eliminate restructuring charges or credits;

(ii)	eliminate other nonrecurring charges or credits, as disclosed in the audited financial statements and notes;

(iii)	include the results of operations for such year from businesses classified as “discontinued operations” prior to the disposition dates; and

(iv)	to the extent not adjusted pursuant to the above items, eliminate gains or losses resulting from the sale, disposal or writedown of intangible assets, land or buildings, charges for impaired assets, businesses, securities resulting from the sale of businesses and the sale of financial instruments.

In order to allocate the incentive bonus fund among the executives, the Committee established a target level for the annual bonuses equal to 85% of salary for Mr. Wesley for 2003 and 90% beginning in 2004 and 40–55% of salary for all other executive officers. The Company determines the actual bonuses based on the Company’s financial performance, ranging from 0–200% of the target bonus amount. The Committee also established a maximum percentage of the incentive bonus fund that could be awarded to an individual executive officer. These maximum percentages are: 20% to Mr. Wesley, 7.5% to Messrs. Omtvedt, Roche, Hausberg and Klein and 2.5% to the other executive officers. The Committee has the authority to reduce, but not increase, the incentive bonus award.

The Company determined the Chief Executive Officer and the other executive officers’ target award levels based on competitive practice. Based on growth of earnings per share, the Committee determined that the payment to Mr. Wesley and the executive officers generally should be 143.2% of the target award. The total amount of the incentive bonuses paid to eligible officers for 2003 was 31.8% of the total authorized incentive fund.

Long-Term Incentives

Under the Company’s 1999 and 2003 Long-Term Incentive Plans, the Committee can grant to key employees of the Company and its subsidiaries a variety of long-term incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, dividend equivalents and other stock-based incentives. During 2003, the Committee granted incentive stock options and nonqualified stock options to executive officers of the Company. Performance share awards and dividend equivalents were also granted for the 2004-2006 performance period.

The Committee intends that stock options and performance awards serve as a significant portion of the executives’ total compensation package. They are granted in consideration of present and anticipated performance, as well as past performance. The stock options and performance awards offer the executive officers significant long-term incentives to increase their efforts on behalf of the Company and its subsidiaries, to focus managerial efforts on enhancing stockholder value and to align the interests of the executives with the stockholders.

The Committee’s compensation philosophy is to have long-term incentives that pay more for superior performance and less if performance does not achieve that level. The Committee, in determining stock option and performance award grants to the individual executive officers, considered the percentage of the individual’s base salary that the estimated value of the stock options and performance award would comprise. The Committee sets the percentage that the long-term incentive would represent of base salary at a level comparable to that of similarly-compensated executives in the survey group. The Committee used an option pricing valuation method in making that comparison. The grants are designed so that stock options comprise the greatest portion of the long-term incentive grant (ranging from 59% to 74% of the total long-term incentive grant for individual executive officers). Performance awards comprise the remainder. In 2003, the Committee continued the practice of providing executive officers with annual long-term incentive grants that are at competitive levels recommended by the Committee’s outside consultants.

During 2003 the Committee granted incentive and nonqualified stock options. The options have an exercise price equal to the fair market value of the stock on the date of grant. The options become exercisable in three annual installments beginning one year after the grant date, and expire 10 years after the grant date. Executive officers will realize benefits from stock options only if the market value of the Company’s common stock increases.

The Committee also granted performance share awards for the 2004-2006 performance period that are contingent upon the Company and its subsidiaries achieving specified average return on equity and cumulative diluted earnings per share targets over the performance period. The Company will not pay performance share awards unless approximately 90% or more of the targeted consolidated return on equity and cumulative diluted earnings per share are achieved. In that event, 50% of the target number of shares will be earned. The target number of shares of the Company’s common stock will be earned if 100% of the targeted consolidated return on equity and cumulative diluted earnings per share are achieved. An additional amount of shares will be paid if the targeted goals are exceeded, but the maximum number of shares paid will not exceed 150% of the target amount. In addition, the recipients of these performance awards will receive cash dividend equivalents at the time of payment equal to the cash dividends that would have been paid on the shares had the recipient owned the shares during the performance period. The executive officers have the option to receive their performance share awards in cash if they have met the Company’s goals for Company stock ownership.

The performance share award grant when aggregated with the 2003 stock option grant to the individual executive officers placed them within the third quartile of the survey group. Mr. Wesley’s long-term incentive grant placed him at slightly above the mid-point of the survey group. The Committee believes that it is desirable to set a competitive percentile target as compared to the survey group in order to reward executive officers for strong performance and to increase their efforts on behalf of the Company, its subsidiaries and its stockholders.

The Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chief Executive Officer and the other highest paid executive officers required to be named in the Summary Compensation Table on page 12. The limit is $1 million per executive per year, although compensation payable solely based on performance goals is excluded from the limitation. The Committee intends that the annual incentive bonus, stock options and performance awards qualify as performance-based compensation so that these awards may qualify for the exclusion from the $1 million limit.

Compensation and Stock Option Committee

Gordon R. Lohman, Chairman
Patricia O. Ewers
Eugene A. Renna
J. Christopher Reyes

February 23, 2004

FORTUNE BRANDS, INC. STOCK PRICE PERFORMANCE
(With Dividend Reinvestment)

Peer Group Index

The Peer Group is composed of the following publicly traded companies in industry segments corresponding to the Company’s current four core businesses:

Spirits and Wine: Allied Domecq PLC, Brown-Forman Corporation, Constellation Brands, Inc. (formerly Canadaigua Brands, Inc.) and Diageo PLC (formerly Guinness PLC);

Home and Hardware: Armstrong World Industries, Inc., The Black & Decker Corporation, Masco Corporation, Newell Rubbermaid Inc. (formerly Newell Co.) and The Stanley Works;

Office: Avery Dennison Corporation, General Binding Corporation, Mead Westvaco (formerly, The Mead Corporation), MooreWallace, Inc. (Moore Corporation Ltd. and Wallace Computer Services, Inc. merged on May 15, 2003) and The Standard Register Company; and

Golf and Leisure: Brunswick Corporation, Callaway Golf Company, Huffy Corporation, K2, Inc. and Reebok International Ltd.

FILA Holdings, S.P.A., which was formerly included in the Golf and Leisure segment, has been removed because it is no longer a publicly traded company.

The weighted average total return of the entire Peer Group, for each year, is calculated in the following manner:

(1)	the total return of each Peer Group member is calculated by dividing the change in market value of a share of its common stock, assuming periodic dividend reinvestment, by the cumulative value of a share of its common stock at the beginning of the year;

(2)	each Peer Group member’s total return is then weighted within its industry segment based on its market capitalization at the beginning of the year, relative to the market capitalization of the entire segment, and the sum of such weighted returns results in a weighted average total return for that segment; and

(3)	each segment’s weighted average total return is then weighted based on the percentage of sales, excluding excise taxes, of that segment of the Company for the year, as compared with total Company sales, excluding excise taxes, and the sum of such weighted returns results in a weighted average total return for the entire Peer Group.

The Peer Group Index reflects the weighted average total return for the entire Peer Group calculated for the five year period, starting with a base of $100.

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed of four directors that are “independent” as defined under Section 303.01(B) of the New York Stock Exchange listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board of Directors. The charter was most recently revised (in order to reflect revisions to the New York Stock Exchange Listing Rules) by the Board of Directors on December 9, 2003. A copy of the charter is attached as Exhibit A to the Proxy Statement. The Audit Committee has appointed (subject to stockholder ratification) the Company’s independent auditors.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent auditor has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent auditor. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent auditor and discussed matters required to be discussed by SAS No. 61 (Communication with Audit Committees). The independent auditor has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2003.

The Company’s independent auditor has also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and the Audit Committee has discussed with the independent auditor that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent auditor and has considered the compatibility of these services with maintaining the auditor’s independence.

Based upon the review and discussions with management and the independent auditor, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

Audit Committee
David M. Thomas, Chairman
Pierre E. Leroy
J. Christopher Reyes
Anne M. Tatlock

February 23, 2004

The Report of the Compensation and Stock Option Committee on Executive Compensation, the Fortune Brands, Inc. Stock Price Performance graph, and the Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

Audit Fees

The independent auditor of the Company during the year ended December 31, 2003 was PricewaterhouseCoopers LLP. All PricewaterhouseCoopers LLP services were approved in advance by the Audit Committee. The aggregate fees billed by PricewaterhouseCoopers LLP during the years 2003 and 2002 in connection with the audit of the Company’s annual financial statements and the review of the Company’s financial information included in its SEC Form 10-Q filings was approximately $3,528,000 and $3,148,000, respectively.

Audit Related Fees

Audit-related services rendered by PricewaterhouseCoopers LLP during the years 2003 and 2002 were approximately $1,263,000 and $956,000, respectively. The audit-related services provided by PricewaterhouseCoopers during 2003 included such services as assistance with due diligence activities and accounting advice on proposed acquisitions, audits of employee benefit plans, evaluation of the new internal control certification requirements and assistance in the development of a program to document the Company’s internal controls.

Tax Fees

Tax fees rendered by PricewaterhouseCoopers for the years 2003 and 2002 were approximately $1,581,000 and $1,205,000, respectively. The tax fees provided during 2003 included such services as domestic and international tax compliance, tax planning and expatriate tax services.

All Other Fees

All other fees rendered by PricewaterhouseCoopers for the years 2003 and 2002 were approximately $301,000 and $440,000, respectively. The services provided include the sale of an automated tool to assist management in the evaluation of access controls and consulting services relating to data archiving.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent auditor. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent auditor during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, audit-related fees, tax fees and all other fees for 2003 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

Item 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent auditors for 2004. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting (designated as Item 2):

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as independent auditors for this Company for the year 2004 is ratified.”

A member of PricewaterhouseCoopers LLP will attend the Annual Meeting to make a statement if he or she desires, and respond to appropriate questions that may be asked by stockholders.

The Board of Directors recommends that you vote FOR Item 2.

Item 3

SHAREHOLDER VOTE ON POISON PILLS

The Company is informed that a stockholder, Nick Rossi, whose address is P.O. Box 249, Boonville, CA 95415, intends to introduce at the Annual Meeting the following resolution (designated as Item 3):

Statement of Stockholder Nick Rossi:

“3 — Shareholder Voting Right on a Poison Pill

RESOLVED: That the shareholders of our company request that our Board of Directors seek shareholder approval at the earliest subsequent shareholder election, for the adoption, maintenance or extension of any current or future poison pill. Once adopted, removal of this proposal or any dilution of this proposal, would consistently be submitted to shareholder vote at the earliest subsequent shareholder election.

We as shareholders voted in support of this topic:

Year	Rate of Support
2002	65%
2003	63%

This percentage is based on yes and no votes cast. I believe this level of shareholder support is more impressive because the 63% support followed our Directors’ objection to the proposal. I believe that there is a greater tendency for shareholders, who more closely follow our company, to vote in favor of this proposal topic. I do not see how our Directors object to this proposal because it gives our Directors the flexibly (sic) to override our shareholder vote if our Directors seriously believes (sic) they have a good reason. This topic also won an overall 60% yes-vote at 79 companies in 2003.

Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

Shareholders’ Central Role

Putting poison pills to a vote is a way of affirming the central role that shareholders should play in the life of a corporation. An anti-democratic scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

Source: The Motley Fool

The key negative of poison pills is that pills can preserve management deadwood instead of protecting investors.

Source: Moringstar.com (sic)

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

Wall Street Journal, Feb. 24, 2003

Akin to a Dictator

Poison pills are akin to a dictator who says, “Give up more of your freedom and I’ll take care of you.”

“Performance is the greatest defense against getting taken over. Ultimately if you perform well you remain independent, because your stock price stays up.”

Source: T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years

I believe our board may be tempted to partially implement this proposal to gain points in the new corporate governance scoring systems. I do not believe that a token response, which could still allow our directors to give us a poison pill on short notice, would be a substitute for complete implementation.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills. Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.

Shareholder Voting Right on Poison Pill
Yes on 3”

Board of Directors Statement: Recommends Vote AGAINST Item 3

The Board of Directors, based on thorough investigation and analysis, has determined that the Company’s Rights Plan is in the best interest of the stockholders and recommends that you vote against the stockholder’s proposal.

We believe you should consider the following about the Company’s Preferred Share Purchase Rights Plan (“Rights Plan”):

•	The Rights Plan enhances stockholder value in the event of a proposed hostile takeover of the Company. As evidenced by the Company’s performance, the Board of Directors has demonstrated a strong track record of maximizing stockholder value. Unfortunately, the stockholder’s proposal could seriously weaken the Company’s negotiating position in a hostile situation and leave us less able to maximize stockholder value.

•	The Rights Plan gives the Board flexibility to prevent coercive takeover tactics, discourage inadequate offers and identify higher bidders, while not precluding a takeover offer.

•	Multiple studies have concluded that shareholders of firms with rights plans receive higher takeover premiums than those without such plans.

•	Many companies see rights plans as an important shareholder protection. More than half of S&P 500 companies maintain rights plans.

•	The Board has responded to shareholder concerns by initiating regular, independent review of the Company’s Rights Plan.

Rights Plan Enhances Stockholder Value in the Event of Hostile Takeover Attempt

Because hostile acquirers are interested in buying a company for as little as possible, the Rights Plan was adopted to maximize stockholder value in the event of a proposed takeover of the Company. The Rights Plan prevents coercive tactics such as:

•	creeping accumulations of stock that don’t provide stockholders with a control premium and relegate stockholders to a minority position;

•	partial tender offers (under which a bidder acquires only a controlling interest and no more); and

•	two-tiered tender offers (which pay a certain price for a controlling interest and a lower price for the remainder of the company’s stock);

The Rights Plan also provides the Board with additional time to develop alternatives to maximize value, such as identifying higher bidders. Finally, the Rights Plan discourages inadequate and insufficient offers and encourages the bidder to negotiate with the Board so that it may assure that all stockholders receive full value. For example, if the Company had not maintained a rights plan and had a hostile acquirer made a successful tender offer for the Company’s stock at its 52-week low in the year 2000, stockholders would not have benefited from a tripling of the Company’s stock price since that time.

Studies Demonstrate that Rights Plans Add Stockholder Value

The current Rights Plan was adopted only after a review of the global mergers and acquisitions market and review of premiums paid to target companies with rights plans compared with those without the plans. This review, as well as studies performed in 2001, 1997 and 1995 by JP Morgan and 1996 and 1992 by Georgeson & Company (a nationally recognized proxy solicitation firm), showed that shareholders of firms with rights plans receive higher takeover premiums than those without such plans. An additional study demonstrated that rights plans particularly increase takeover premiums for companies that, like Fortune Brands, have an independent board of directors. J. Cotter, Journal of Financial Economics 43:195–218 (1997). The Georgeson & Company studies also found that:

•	rights plans contributed an additional $13 billion in stockholder value and stockholders of acquired companies without rights plans gave up $14.5 billion in potential premiums; and

•	rights plans did not reduce the likelihood of a company becoming a takeover target and the presence of a rights plan did not increase the likelihood of withdrawal of a friendly takeover bid nor the defeat of a hostile one.

Because of these reasons, more than 2,300 public companies maintain rights plans. See Property, Winter 2000. More than half of S&P 500 companies have rights plans.

Board has Been Responsive to Stockholder Concerns

Fortune Brands is one of very few companies that have added a Three-Year Independent Director Evaluation (TIDE) provision to its Rights Plan. At least every three years, and more often if it determines it is necessary, the Nominating and Corporate Governance Committee (which is composed entirely of independent directors) reviews the Rights Plan and makes a recommendation to the Board on whether the Plan is in the best interests of the stockholders, and whether it should be redeemed, maintained or modified.

The Board of Directors has thoroughly and carefully considered the arguments for and against stockholder rights plans in general and Fortune Brands’ Rights Plan in particular. In the past year, the Board retained two outside advisors to reevaluate the Rights Plan. The outside advisors determined that the Rights Plan is still in the best interest of stockholders and that the Board’s duty to protect and maximize the interest of stockholders was best served by maintaining the Rights Plan. The Nominating and Corporate Governance Committee will continue to periodically evaluate the Rights Plan and other alternatives for protecting and maximizing stockholder value.

Stockholder Proposal Counterproductive, Should be Defeated

In conclusion, we believe that the Company’s Rights Plan is in the best interests of our stockholders. Redeeming the Rights Plan would leave stockholders vulnerable in the event of an unsolicited coercive offer and, in our view, potentially reduce the long-term value for all stockholders.

We also believe that establishing a requirement that the Company seek stockholder approval for the maintenance of the Rights Plan or the adoption of any new rights plan could seriously weaken the Company’s negotiating position in a hostile situation and leave us less able to maximize stockholder value. For these reasons, we believe that the stockholder proposal is not in the best interest of the Company and our stockholders.

The Board recommends that you vote AGAINST Item 3.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below the beneficial ownership of common stock of Fortune Brands, Inc. by (a) each director, (b) each executive officer listed on page 12, and (c) directors and executive officers of the Company as a group on February 2, 2004. The table is based on information we received from the nominees, other directors and executive officers, our Corporate Employee Benefits Committee, and the Trustee of our defined contribution plan. The table also lists the ownership of more than 5% of the common stock of Fortune Brands, Inc. by the person reporting such ownership.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)	Percent of Class
Barclays Global Investors, NA. (a)	12,161,543	8.30%
Patricia O. Ewers	22,731	*
Mark Hausberg	146,236	*
Thomas C. Hays	410,720	*
Christopher J. Klein	2,916	*
Pierre E. Leroy	100	*
Gordon R. Lohman	19,217	*
Craig P. Omtvedt	198,713	*
Eugene A. Renna	14,465	*
J. Christopher Reyes	7,192	*
Mark A. Roche	193,598	*
Anne M. Tatlock	22,949	*
David M. Thomas	11,725	*
Norman H. Wesley	723,748	*
Peter M. Wilson	19,872	*
Directors and executive officers as a group (15) persons	1,808,632	1.23%

*	Less than 1%

(a)	To the best of our knowledge, no one person was the beneficial owner of more than 5% of the outstanding voting securities of the Company or more than 5% of any class of voting securities of the Company on February 2, 2004, except that, based on a Schedule 13G filed with the Securities Exchange Commission, Barclays Global Investors, NA., together with certain entities that filed a Joint Acquisition Statement on Schedule 13G, reported beneficial ownership on December 31, 2003 of 12,161,543 shares of common stock with the sole voting power for 10,713,984 shares. The address of Barclays Global Investors, NA. is 45 Fremont Street, San Francisco, California 94105. The filing entities reported that the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing control.

(1)	No individual director or nominee for director or executive officer beneficially owns one percent or more of the outstanding equity securities of the Company. To the best of our knowledge, each nominee and Class I and II director and executive officer who is not a director has sole voting and investment power with respect to shares shown above, other than with respect to the shares listed in Note (3) below that may be acquired upon exercise of options, and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 9,907 shares and with respect to which shares he disclaims beneficial ownership, and Mr. Hays has no voting or investment power with respect to 54,802 shares held in trust for the benefit of his wife and with respect to which shares he disclaims beneficial ownership.

(2)	The numbers of shares attributable to Company contributions under the Company’s Retirement Savings Plan (“RSP”) included in the numbers shown above are as follows: Mark Hausberg, 1,136; Thomas C. Hays, 1,087; Craig P. Omtvedt, 1,275; and Mark A. Roche, 3,639. The numbers of shares attributable to employee contributions under the RSP included in the numbers shown above are: Thomas C. Hays, 2,924; Craig P. Omtvedt, 1,198; and Mark A. Roche, 1,784. The Trustee of the RSP has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the RSP and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which the Trustee has received instructions. The number shown in the table above includes 13,043 shares of common stock held February 2, 2004 by the Trustee of the RSP (including certain of those referred to above) which number is equivalent as of that date to the undivided proportionate beneficial interests of the directors and executive officers of the Company in all such shares.

(3)	The director nominees, Class I and II directors and Messrs. Hausberg, Omtvedt and Roche had the right to acquire beneficial ownership pursuant to the exercise on or before April 2, 2004 of options granted by the Company of the following number of shares: Patricia O. Ewers, 17,717; Mark Hausberg, 124,271; Thomas C. Hays, 342,000; Gordon R. Lohman, 17,717; Craig P. Omtvedt, 154,007; Eugene A. Renna, 5,000; J. Christopher Reyes, 3,542; Mark A. Roche, 148,944; David M. Thomas, 9,375; Norman H. Wesley, 603,801; and Peter M. Wilson, 14,500. The number of shares shown in the table above includes 1,458,591 shares of which the directors and executive officers as a group had the right to acquire beneficial ownership pursuant to the exercise on or before April 2, 2004 of options granted by the Company. Inclusion of such shares does not constitute an admission by any nominee, director or executive officer that he or she is the beneficial owner of such shares.

To the best of the Company’s knowledge, directors and executive officers did not own any shares of $2.67 Convertible Preferred stock of Fortune Brands, Inc.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

What governs stockholder proposals and nominations?

Our Restated Certificate of Incorporation contains procedures for stockholder nomination of directors. Our By-laws contain procedures for other stockholder proposals to be presented before annual stockholder meetings.

Who can make a nomination?

According to our Restated Certificate of Incorporation, any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders’ meeting at least 120 days prior to the Annual Meeting.

How do I go about making a nomination?

If you are a record owner of stock and you wish to make a nomination, you must notify the Secretary, in writing, of your intent to make a nomination. Written notice must be submitted 120 days before the Annual Meeting, that is, by December 27, 2004 for the 2005 Annual Meeting, and it must include:

•	the names and addresses of you and any other stockholder who intends to appear in person or by proxy to make the nomination, and the name and address of the person(s) to be nominated;

•	a description of all arrangements or understandings between you and each nominee and any other person(s) (naming them) pursuant to which the nomination is to be made;

•	any other information regarding each of your proposed nominees that would be included in a proxy statement; and

•	the consent of each nominee to serve if elected.

Who can make a proposal?

According to the By-laws, a proposal or other business to be considered at the Annual Meeting of Stockholders can be made by a person who is a stockholder of record.

How do I go about making a proposal?

If you are a record owner of stock and you wish to make a proposal, you must notify the Secretary, in writing, of your intent. You must give your written notice 120 days before the Annual Meeting, that is, by December 27, 2004 for the 2005 Annual Meeting, and it must include:

•	a brief description of the business to be brought before the meeting, the reasons for conducting the business and any material interest that you or the beneficial owners, if any, on whose behalf you are making the proposal may have in the business;

•	your name and address, and the names and addresses of the beneficial owners, if any, on whose behalf you are making the proposal, as they appear on our books; and

•	the class and number of shares of our stock that are owned beneficially and of record by you and the beneficial owners.

The By-laws also provide that stockholders who wish to have a proposal included in the Company’s Proxy Statement must comply with the applicable requirements of the Exchange Act, as well as its rules and regulations. Such stockholders also have the benefit of the rights provided by Rule 14a-8 of the Exchange Act. In order to be eligible under Rule 14a-8 for inclusion in the Company’s Proxy Statement and accompanying proxy at the next Annual Meeting of Stockholders currently scheduled to be held on April 26, 2005, stockholder proposals must be received by the Company on or before November 12, 2004.

A copy of the Restated Certificate of Incorporation and By-law provisions is available upon written request to Mr. Mark A. Roche, Senior Vice President, General Counsel and Secretary, Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

MISCELLANEOUS

A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, will be made available to stockholders without charge, upon written request to Mr. Mark A. Roche, Senior Vice President, General Counsel and Secretary, Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069. The Company will furnish any exhibits to Form 10-K to each stockholder requesting them upon payment of a fee of $.10 per page to cover their cost.

The Company will bear the expense of soliciting proxies for this meeting, including mailing costs. In addition to mailing copies of this material to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. In order to assure that there is sufficient representation at the meeting, our officers and regular employees will request the return of proxies by telephone, facsimile, or in person. In addition, we have retained Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to aid in soliciting proxies for a fee, estimated at $12,500, plus reasonable out-of-pocket expenses. Our total expenses will depend upon the volume of shares represented by the proxies received promptly in response to the Notice of Meeting and Proxy Statement.

Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response is helpful, and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, we will send a copy to you if you call Alvin Santiago, Manager of Shareholder Services, at (847) 484-4538, or write him at Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, IL 60069.

March 12, 2004

EXHIBIT A

FORTUNE BRANDS, INC.

AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee is to assist the Board of Directors (“Board”) in overseeing (1) the integrity of the financial statements and the financial reporting process of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) independence and qualifications of the Company’s external auditors and (4) performance of the Company’s external and internal auditors.

Membership

The Committee shall be composed of not less than three directors, each of whom meets the independence and experience requirements of the New York Stock Exchange listing rules and the independence standard set forth in Rule 10 A-3 under the Securities Exchange Act of 1934. The members shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee.

Authority and Responsibilities

The Audit Committee shall:

Independent Auditors

•	Retain (subject to shareholder ratification) a firm of independent certified public accountants to serve as the Company’s principal independent auditors. The independent auditors are accountable to the Audit Committee, which has the ultimate authority and responsibility to appoint and retain (subject to shareholder approval), evaluate and terminate the auditors.

•	Approve the scope of audit work and review the reports and recommendations of the Company’s principal independent auditors, as well as their performance of requested services.

•	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards number 61 including: the auditors’ responsibilities, difficulties and problems encountered in performing the audit, including any restrictions on the scope of the independent auditors’ activities or on access to requested information and management’s response.

•	Discuss with the independent auditors the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Discuss with the auditors the auditors’ independence and obtain the letter required by the Independence Standards Board Standard No. 1 confirming the auditors’ independence.

•	Review annually a written report prepared by the independent auditors describing:

1.	the firm’s internal quality-control procedures;

2.	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by a governmental or professional authority investigation or inquiry within the past five years with respect to independent audits carried out by the auditors, along with any steps taken to deal with such issues; and

3.	all relationships between the independent auditors and the Company and how those relationships affect the auditors’ independence.

•	Approve all non-audit services performed by the independent auditors.

•	Meet separately with independent auditors (without the presence of management) on a quarterly basis.

Management

•	Discuss the following with management:

1.	the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

2.	major issues regarding accounting and auditing principles and practices, including all critical accounting policies;

3.	the adequacy of internal controls and procedures that are used to ensure the accuracy and completeness of the Company’s financial statements;

4.	the quarterly certifications by the Chief Executive Officer and Chief Financial Officer regarding the accuracy and completeness of the Company’s financial statements and Securities and Exchange Commission (“SEC”) reports and the adequacy of internal controls and procedures; and

5.	the Company’s press releases and conference call scripts with respect to earnings announcements, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Review the Company’s policies with respect to risk assessment and risk management. Discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Meet separately with management on a quarterly basis.

Internal Auditors

•	Approve the annual internal audit plan and receive quarterly updates on the results of internal audit work.

•	Review internal audit staffing levels and qualifications, annual expense budgets, and any changes in the duties of the Chief Internal Auditor.

•	Meet separately with the Chief Internal Auditor on a quarterly basis.

Other Responsibilities

•	Review the findings resulting from any examinations of the Company’s financial statements by federal regulatory agencies, including the SEC and the Internal Revenue Service.

•	Review the activities of the Corporate Compliance Committee and its annual report regarding Company-wide compliance programs.

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including creation of mechanisms for the confidential, anonymous submission of complaints.

•	Establish hiring policies for employees or former employees of the independent auditor.

•	Retain outside legal, accounting, or other advisors as deemed appropriate by a majority of the members of the Audit Committee or the Chairman of the Audit Committee.

•	Prepare a report to be included in the Company’s annual proxy statement disclosing whether the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Form 10-K, as required by the rules of the SEC.

•	Report Committee findings to the Board on a regular basis and make such recommendations to the Board as deemed appropriate.

•	Perform such other duties in connection with the Company’s financial reporting, audit procedures and system of internal control as are requested from time to time by the Board.

•	Review and reassess the adequacy of this Charter annually, submit it to the Board for approval, and disclose in the Company’s annual proxy statement that the Committee has a written charter.

•	Annually evaluate the performance of the Audit Committee and report the results of this evaluation to the Board.

While the Audit Committee has the responsibilities and powers set forth in this Charter, management has the responsibility for the Company’s system of internal control and the financial reporting process. The independent auditors have the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

C/O BANK OF NEW YORK CHURCH STREET STATION P.O. BOX 11002 NEW YORK, NY 10286-1002 AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fortune Brands, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	FORTN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
FORTUNE BRANDS INC.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR ITEMS 1 AND 2 AND AGAINST ITEM 3:

Vote On Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number on the line below.
1.	Election of Directors.
	Nominees:	01) Anne M. Tatlock 02) Norman H. Wesley 03) Peter M. Wilson	☐	☐	☐

Vote On Proposals		For	Against	Abstain

2.	Ratify the election of PricewaterhouseCoopers LLP as independent auditors for 2004.	☐	☐	☐

3.	Stockholder Proposal entitled "Shareholder Vote on Poison Pills" to adopt the following resolution:	For	Against	Abstain

"The shareholders of our company request that our Board of Directors seek shareholder approval at the earliest subsequent shareholder election, for the adoption, maintenance or extension of any current or future poison pill. Once adopted, removal of this proposal or any dilution of this proposal, would consistently be submitted to shareholder vote at the earliest subsequent shareholder election."
		☐	☐	☐

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

For address changes and/or comments, please check this box and write them on the back where indicated.

Note: Please sign as your name appears. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

☐	AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Reminder: Electronic Voting is also available.
You may vote by telephone or over the Internet.
Voting electronically is quick, easy, and also saves the company money.
Just follow the instructions on your Proxy Card.

FORTUNE BRANDS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder appoints N.H. WESLEY, C.P. OMTVEDT, and M.A. ROCHE (and any other person chosen by Messrs. Wesley, Omtvedt or Roche) proxies, to vote at the Annual Meeting (including adjournments) of stockholders of Fortune Brands, Inc. to be held April 27, 2004 at the Marriott Lincolnshire, 10 Marriott Drive, Lincolnshire, Illinois at 1:30 P.M., for the election of nominees Anne M. Tatlock, Norman H. Wesley and Peter M. Wilson, as Class III directors (item 1), on items 2 and 3 referred to on the reverse side and described in the Proxy Statement, and on any other business before the meeting, with all powers the stockholder would possess if personally present. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers hereby conferred.

This proxy when properly executed will be voted in the manner directed by the stockholder. Unless the stockholder indicates otherwise, the proxies will vote FOR the election of the nominees of the Board of Directors (item 1), FOR item 2 and AGAINST item 3.

If you participate in the Fortune Brands Stock Fund under a retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed.

FORTUNE BRANDS, INC. P.O. BOX 11010 NEW YORK, N.Y. 10203-0010

Address Change/Comments:

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